Exhibit 99.1

QUESTIONS & ANSWERS ABOUT UPCOMING CHANGES TO

OAKTREE CAPITAL GROUP, LLC (THE “COMPANY”)

March 5, 2024

1.	What changes are being made to the Company’s subsidiaries?

During the second quarter of 2024, subject to obtaining certain regulatory approvals, the Company expects to effect an internal reorganization (the “2024 Restructuring”) in which, among other things, OCM Holdings I, LLC, a subsidiary of the Company, will cease to be the general partner of Oaktree Capital I, L.P. (“Oaktree Capital I”), but will remain a limited partner of, and retain its economic interest in, Oaktree Capital I. Oaktree Capital Group Holdings, L.P. will continue to hold all of the Class B common units of the Company and retain its right to designate members of the board of directors of the Company (the “Board”). Brookfield Corporation (“Brookfield”) will continue to indirectly hold all of the Class A common units of the Company and retain its right to designate members of the Board. The general partner interest in Oaktree Capital I will be transferred to an entity controlled by Atlas OCM Holdings, LLC (“Atlas OCM”), an entity whose operating subsidiaries, together with Oaktree Capital I, collectively operate the Oaktree business.

2.	Will the 2024 Restructuring impact the operations of the Company’s subsidiaries or the other entities that together comprise the Oaktree business?

There will be no impact to the Oaktree business from the 2024 Restructuring. The Company believes that the changes will provide a more streamlined governing structure for the entities that comprise the Oaktree business.

3.	Why is the Company changing its name to Brookfield Oaktree Holdings, LLC?

The Company is being renamed to reflect the fact that after the 2024 Restructuring, its primary functions will be to hold a portion of Brookfield’s interest in the Oaktree business and certain other Brookfield assets.

4.	When will the name change occur?

The Company will change its name on March 15, 2024.

5.	Will there be new ticker symbols or CUSIP numbers for the Company’s preferred securities?

The Company’s 6.625% Series A preferred units will continue trading on the New York Stock Exchange under the ticker symbol OAK-PA and its 6.550% Series B preferred units will continue trading under the ticker symbol OAK-PB. Both series of preferred units will continue to use their existing CUSIP numbers.

6.	How will the 2024 Restructuring impact the Company’s preferred unitholders?

The 2024 Restructuring will not impact the rights of the preferred unitholders.

In connection with the planned restructuring, the Company plans to enter into a letter agreement with Atlas OCM under which Atlas OCM will agree that, so long as any of (i) the Company’s 6.625% Series A preferred units or 6.550% Series B preferred units (collectively, the “Preferred Units”) or (ii) the Series A Preferred Mirror Units or the Series B Preferred Mirror Units of Oaktree Capital I (collectively, the “Preferred Mirror Units”) are outstanding, Atlas OCM will not cause or permit any of its operating subsidiaries to repurchase such operating subsidiary’s common units or other junior units or cause or permit any of its operating subsidiaries to declare or pay or set apart payment for distributions on any of such operating subsidiary’s common units or other junior units (other than certain permitted distributions, or repurchases or distributions the proceeds of which are used, directly or indirectly, to effect any permitted distribution) unless distributions have been declared and paid, or declared and set apart for payment, on the Preferred Units or the Preferred Mirror Units for the then-current quarterly distribution period. The provisions of the letter agreement are intended to impose on all Oaktree operating subsidiaries restrictions on distributions comparable to those provided with respect to Oaktree Capital I, which is one of the Oaktree operating subsidiaries, by virtue of the Preferred Mirror Units. When the letter agreement goes into effect, all of the Oaktree operating subsidiaries will be subject to these restrictions.